UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LyondellBasell Industries N.V.

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Dear Shareholder,

We are writing to you concerning LyondellBasell’s 2018 Annual General Meeting of Shareholders to be held on Friday, June 1, 2018, in the Netherlands. As noted in our proxy statement, our management board and supervisory board unanimously recommend a vote “FOR” the election of each director nominee at our annual meeting.

Institutional Shareholder Services Inc., or “ISS,” recently issued its report regarding the election of directors at the meeting. We strongly disagree with ISS’s recommendations “against” the election of two of our director nominees—Lincoln Benet and Robin Buchanan—that were included in the ISS report.

ISS’s recommendations are based on its conclusion that Messrs. Benet and Buchanan are not independent and, as a result, we have non-independent directors serving on key board committees. We believe that Messrs. Benet and Buchanan are independent, including for purposes of serving on these committees.

The ISS report notes that Messrs. Benet and Buchanan would not be deemed independent under the Dutch Corporate Governance Code as a result of their nomination by Access Industries, a greater than 10% shareholder of the Company. However, as described in our proxy statement, the Dutch Corporate Governance Code operates under an “apply-or-explain” principle and requires only that companies either comply with its standards or explain their decision to apply different principles. LyondellBasell has fully complied with the Dutch Corporate Governance Code’s requirements by disclosing that we apply the NYSE’s listing standards related to director independence.

The NYSE has specifically concluded that representing a significant shareholder is not a bar to independence for purposes of board, compensation committee or nominating and governance committee independence. Indeed, the NYSE has recognized that the independence of such directors from management is typically enhanced.

We note that neither ISS nor Glass Lewis, another proxy advisory firm, has raised any issue previously concerning the independence of Messrs. Benet and Buchanan, and Glass Lewis has again this year recommended a vote in favor of each director nominee, including Messrs. Benet and Buchanan. We note also that ISS’s classification of these directors as not independent, whether based on the Dutch Corporate Governance Code or its European voting policies, is inconsistent with the statement in its report that the election of our directors is analyzed under U.S. policy.

As described in our proxy statement, each of Messrs. Benet and Buchanan has extensive experience that has contributed to our supervisory board’s leadership and oversight. We continue to believe that this experience, together with the knowledge, perspectives and individual contributions of both Messrs. Benet and Buchanan are valuable additions to our board and its committees.

For the reasons discussed above, (1) we strongly disagree with any assertion that Messrs. Benet and Buchanan are not independent directors, and (2) we continue to believe that, under applicable NYSE listing standards, all of our director nominees, other than our CEO, are independent directors for relevant purposes and our key committees consist solely of independent directors.

We urge all shareholders to vote “FOR” each of the director candidates listed in our proxy statement.

Thank you for your time and consideration of this matter.

Regards,

Jeffrey A. Kaplan

Executive Vice President, Chief Legal Officer

and Corporate Secretary